May 29, 2007

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Tetros, Inc.

Dear Sir/Madam:

This is to confirm that the client-auditor relationship between Tetros, Inc. and Gately & Associates, LLC ceased as of May 29, 2007 in regard to all accounting and auditing services and all quarterly reports up through and including December 31, 2007. For the most recent fiscal year and any subsequent interim period from December 31, 2007 through Gately & Associates, LLC’s dismissal on May 29, 2007, there has been no disagreement between the Company and Gately & Associates, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Gately & Associates, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

I have read Item 4(a)(ii) included in the Form 8K dated May 29, 2007 of Tetros, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

GATELY & ASSOCIATES, LLC

BY: /s/ Gately & Associates, LLC